4,250,000 Shares

HARRIS & HARRIS GROUP, INC.

Common Stock
($0.01 Par Value)

FORM OF SELECTED DEALER AGREEMENT

October 5, 2009

[Name of Dealer]

[Address]

Ladies and Gentlemen:

Needham & Company, LLC, the “Underwriter” named in the enclosed Prospectus has, subject to the terms and conditions stated in the Underwriting Agreement, agreed to purchase from Harris & Harris Group, Inc., a New York corporation (the “Company”), an aggregate        of       shares of Common Stock, $0.01 par value (the “Firm Shares”), of the Company, as well as up to an additional               shares of Common Stock (the “Additional Shares”) to cover any over-allotments, as set forth in the enclosed Prospectus and subject to the terms of the Underwriting Agreement referred to therein.  The Firm Shares and the Additional Shares are hereinafter collectively referred to as the “Shares.”  The Shares are described in the Prospectus, additional copies of which will be supplied in reasonable quantities upon request to us.

1.           Offering to the Dealer.  Pursuant to the terms of this Selected Dealer agreement (this “Agreement”), the Underwriter is offering a portion of the Shares to [Name of Dealer], (the “Dealer”) as principal, at the public offering price thereof set forth on the cover of the Prospectus less a concession of $0.          per Share.  The offering of Shares to the Dealer may be made on the basis of reservations or allotments against subscriptions.  We are advising you by electronic transmission or other writing of the method and terms of the offering.  Acceptances of any reserved Shares received at the office of Needham & Company, LLC, 445 Park Avenue, New York, New York 10022, after the time specified therefor in the electronic transmission or other writing and any subscriptions for additional Shares, will be subject to rejection in whole or in part.  Subscription books may be closed by us at any time without notice, and the right is reserved to reject any subscription in whole or in part.

2.           Offering by the Dealer.  Upon receipt of the aforementioned electronic transmission or other writing, the Shares purchased by you may be re-offered to the public in conformity with the terms of offering set forth in the Prospectus.  You may, in accordance with the rules of the Financial Industry Regulatory Authority, Inc. ( “FINRA”), allow a discount from the public offering price of not more than $0.       per Share with respect to Shares sold by you to (i) certain dealers that are members of FINRA and that agree to comply with the provisions of NASD Rule 2740 or any FINRA successor rule thereto and (ii) foreign dealers or institutions ineligible for membership in FINRA that agree (x) not to resell Shares (A) to purchasers in, or to persons who are nationals of, the United States of America or (B) when there is a public demand for the Shares, to persons specified as those to whom members of FINRA participating in a distribution may not sell, and (y) to comply, as though such foreign dealer or institution were a member of FINRA, with NASD Rules 2420 (to the extent applicable to foreign nonmember brokers or dealers), 2730, 2740 and 2750 or any FINRA successor rules thereto.

Neither you nor any other person is, or has been, authorized by the Company or us to give any information or make any representation in connection with the sale of the Shares other than those contained in the Prospectus.

It is assumed that the Shares will be effectively placed for investment.  In the event that, during the term of this Agreement, we shall purchase or contract to purchase any shares purchased by you hereunder, we may, at our election, either (a) require you to repurchase such Shares at a price equal to the total cost of such purchase by us, including brokerage commissions, if any, and transfer taxes on the redelivery or (b) charge you with and collect from you an amount equal to the selling concession originally allowed you with respect to the Shares so purchased by us.

3.           Payment and Delivery.  Payment for the Shares which you shall have agreed to purchase hereunder shall be made by you at such time and place as we shall direct by (i) certified or bank cashier’s check payable in next-day funds to our order, or (ii) by wire transfer to an account designated by us of immediately available funds, against delivery of such Shares.  Additional Shares confirmed to you shall be delivered on such date or dates as we shall advise you.

4.           Blue Sky Matters.  This offer of Shares to the Dealer is made in each jurisdiction by the Underwriter in which it may lawfully sell the Shares to the Dealer in such jurisdiction.  Upon application to us, we will inform you as to the jurisdictions in which we believe the Shares have been qualified for sale under the respective securities or “blue sky” laws of such jurisdictions.  You understand and agree that compliance with the securities or “blue sky” laws in each jurisdiction where you shall offer or sell any of the Shares shall be your responsibility and that we assume no responsibility to the eligibility of the Shares for sale or your right to sell Shares in any jurisdiction.

5.           Termination.  This Agreement shall terminate thirty (30) days after the initial public offering of the Shares, but may be extended for a period or periods not exceeding in the aggregate fifteen (15) days as we may determine.  We may terminate this Agreement at any time without prior notice.  Notwithstanding termination of this Agreement, you shall remain liable for your proportion of any transfer tax or other liability which may be asserted or assessed against us or the Dealer based upon the claim that the Dealer constitutes a partnership, an unincorporated business or other separate entity.

6.           Obligations and Positions of the Dealer.  Your acceptance hereof will constitute an obligation on your part to purchase, upon the terms and conditions hereof, the aggregate amount of Shares reserved for and accepted by you and to perform and observe all of the terms and conditions hereof.

You are not authorized to act as our agent in offering any of the Shares to the public or otherwise.  Nothing contained herein shall constitute the Dealer an association, or partner with us.

You agree that at any time or times prior to the termination of this Agreement you will, upon our request, report to us the number of Shares purchased by you under this Agreement, which then remain unsold by you and will, upon our request at such time or times, sell to us for our account such unsold Shares as we may designate, at the public offering price less an amount to be determined by us, not in excess of total concession allowed you.

The Dealer agrees in re-offering the Shares to comply with all applicable requirements of the federal securities laws and all applicable rules and regulations promulgated thereunder.  If any Dealer fails to pay for the Shares confirmed to such Dealer or fails to perform any of such Dealer’s other obligations hereunder, the Underwriter may, in its discretion and without demand, notice or legal proceedings, and in addition to any and all remedies otherwise available to the Underwriter, (a) terminate any right or interest on such Dealer’s part, and (b) at any time and from time to time, sell, without notice to such Dealer, any of the Shares then held for such Dealer’s account at public or private sale at such price or prices and upon such terms and conditions as the Underwriter may deem fair, and apply the net proceeds so realized, as determined by the Underwriter, toward payment of any obligations in respect of which such Dealer is in default, and, notwithstanding any action taken under (a) or (b) above, or both, such Dealer shall remain liable to the Underwriter, to the extent of such Dealer’s respective interest, or at the Underwriter’s election, to the Underwriter for its account to a like extent, for all loss and expense resulting from such Dealer’s default.  At any such sale or sales, the Underwriter may for its own account, or for the account of any other person, become the purchaser of any Shares so sold, free from any right or interest on any Dealer’s part in such Shares.  A default the Dealer shall not release the Dealer from any of its obligations hereunder.

We shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the offering or arising hereunder.  We shall be under no liability to you, except for our own want of good faith and for obligations expressly assumed in this Agreement, and any liabilities arising in the Securities Act of 1933, as amended.  No obligations not expressly assumed by us in this Agreement shall be implied hereby or inferred herefrom.

7.           Representations.  The Dealer confirms that such Dealer is familiar with FINRA Rule 5130 and the Dealer agrees to comply with such Rule in offering and selling Shares to the public.  The Dealer, by its participation in an offering of Shares, further represents that neither the Dealer nor any of its directors, officers, partners or “persons associated with” such Dealer (as defined in the By-Laws of FINRA), nor, to the Dealer’s knowledge, any “related person” (as defined in FINRA Rule 5110) have participated or intend to participate in any transaction or dealing as to which documents or information are required to be filed with FINRA pursuant to such Rule.

8.           Notices.  All communications from you should be addressed to us at the office of Needham & Company, LLC, 445 Park Avenue, New York, New York 10022.  Any notice from us to you shall be deemed to have been duly given if mailed or telegraphed to you at the address to which this letter is mailed.

9.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Please confirm this Agreement by signing and returning at once the duplicate copy of the letter enclosed herewith.

Very truly yours,

NEEDHAM & COMPANY, LLC

By:

Authorized Officer

Agreed to:

By:
Authorized Officer

Title

Firm

October 5, 2009
Date